EXHIBIT 99.1

S&W Announces Results for the First
Quarter of Fiscal Year 2013

For Immediate Release

Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matt Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - November 13, 2012 - S&W Seed Company (Nasdaq: SANW) today announced financial results for its first quarter of fiscal year 2013 ended September 30, 2012.

First Quarter Fiscal Year 2013 and Other Highlights:
  Record quarterly revenues of $6.7 million;
  Diluted EPS of $0.01 during the quarter compared to $0.09 a year ago affected by lower gross margins on seed sales due to higher costs of production on fields operating less than one year;
  Completed acquisition of Imperial Valley Seeds ("IVS") on October 1, 2012 to significantly expand production capabilities and diversify sales channels; IVS had audited revenues of $16.3 million and $1.7 million of pre-tax income for the 12 months ended December 31, 2011;
  Announced agreement with Monsanto and Forage Genetics, Inc. ("FGI") on October 2, 2012 to incorporate the Roundup Ready® trait into specific S&W-developed varieties;
  Acquired rights to dormant alfalfa genetics to expand the company's addressable market;
  Company expects revenues for the second quarter of fiscal year 2013 to have approximately $5 million in contribution from IVS.

For the first fiscal quarter ended September 30, 2012, S&W reported revenues of $6.7 million versus $6.1 million in the prior year; an increase of 10%. Revenues for the quarter were restricted by limited seed available for shipment due to the timing of the 2012 fall harvest as well as lower beginning inventory balances. Due to continued strong demand for seed, the company anticipates that it will see continued sell through of seed in the second quarter that was not available for shipment during the first quarter.

Gross profits decreased to $1.1 million during the first quarter of fiscal 2013 compared to $1.8 million in the quarter a year ago. The decrease in gross profits was primarily affected by higher costs of production on fields operating less than one year, as well as delayed follow through in selling price increases intended to partially offset the overall increases in cost of production. The company is already obtaining additional increases in average pricing compared with that obtained in the first quarter and anticipates that it will be able to obtain higher gross margins in its core business for the remainder of the year.

As a result of the effect on gross profits described above, S&W reported operating income of $155,000 for the quarter versus $879,000 in the comparable quarter in the prior year. Net income for the quarter totaled $89,000, or $0.01 per basic and diluted share, compared to a net income of $523,000, or $0.09 per basic and diluted share, in the fiscal quarter ended September 30, 2011.

Mark Grewal, president and chief executive officer of S&W Seed Company, commented, "The strategic actions we have taken during the course of the last few months have positioned S&W to become one of the leaders in the alfalfa seed industry for years to come. Our acquisition of IVS brings an established grower base for production, customer channels, and management infrastructure that will significantly benefit S&W. Our agreement with Monsanto and FGI will allow us to meet the needs of our domestic customers who desire the benefits of biotechnology along with our high yielding, salt tolerant traits. Finally, our acquisition of certain dormant alfalfa varieties will allow us to expand into a previously untapped marketplace. Overall, this has been a transformational few months and we are dedicated to leveraging these recent developments to continue driving shareholder value for years to come."

The company has recently completed the audit on IVS. For the 12 months ended December 31, 2011, IVS had revenues of $16.3 million and income before taxes of $1.7 million. The company anticipates that the operations of IVS, which were acquired on October 1, 2012 through the acquisition of substantially all of IVS' assets, will contribute approximately $5 million in revenues during the company's second fiscal quarter of 2013. The $5 million contribution will be in addition to the company's existing business operations.

The company's seed and crop revenue totaled $6.4 million for first quarter compared to $5.9 million in the comparable quarter last year. Revenue from the company's milling and processing operations totaled $364,000 for the quarter, compared to $230,000 in the prior year. International sales accounted for 78% of revenue, while domestic sales accounted for 22%.

Mr. Grewal commented on the quarterly results, "We continued to see robust demand for our products during the first quarter; however we remained limited by our overall seed available for sale due to the overall acreage dedicated to production. We continue to put in place initiatives to meet the growing demand for alfalfa seed, including our acquisition of IVS as well as additional expansion of farmland dedicated to the production of alfalfa seed. The near-term challenges to production growth temporarily impacted us during the quarter as certain first year fields yielded less than we had originally anticipated. We believe that as our overall acreage continues to increase, fluctuations in yields at certain fields will have less of an impact on the overall costs of production. We have also taken action during the second quarter by increasing the pricing of our varieties to partially offset our increases in the cost of production."

Mr. Grewal commented on advancements in the company's stevia development program, "We have completed the in-field portions of the harvest on our first generation field and a portion of our second generation field. We are in the process of drying and de-stemming the leaf and expect to ship the dried stevia leaf to our partners at PureCircle soon."

Matthew Szot, chief financial officer of S&W Seed Company, commented, "The acquisition of IVS, including the established contracted grower base, diversified sales channels, and management that accompanies it is precisely the type of acquisition that we have discussed looking for. We believe that the acquisition will be immediately accretive to our overall operations. Going forward, we will continue to be active in our discussions with agricultural operations that can benefit from the platform that we are creating at S&W."

Mr. Grewal concluded, "I am excited about the developments during the last quarter and year and look forward to capitalizing off these developments in the years to come. We are building a strong infrastructure to support the continuation of the rapid expansion that has occurred. We appreciate the support of our customers, partners and shareholders and look forward to the future with great expectations."

Conference Call
S&W Seed Company has scheduled a conference call for today, Tuesday, November 13, 2012, at 4:30pm ET (1:30pm PT) to review the results. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at http://www.swseedco.com/investors.htm. A teleconference replay of the call will be available for three days at (877) 344- 7529 or (412) 317-0088, confirmation # 10021210. A webcast replay will be available in the Investor Relations section of the Company's website at http://www.swseedco.com/investors.htm for 30 days.

About S&W Seed Company
Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W also offers seed cleaning and processing at its 40-acre facility in Five Points, California. Additionally, the company has recently launched a business expansion initiative centered on its plan to mass produce stevia leaf in the U.S. in response to growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and in other filings made by the Company with the Securities and Exchange Commission.

S&W SEED COMPANY
(A NEVADA CORPORATION)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30,
	2012	2011
Revenue
Seed and crop revenue	$6,356,052	$5,885,312
Milling and other revenue	363,683	230,367
Total revenue	6,719,735	6,115,679

Cost of revenue
Cost of seed and crop revenue	5,549,419	4,297,945
Cost of milling and other revenue	91,914	66,442
Total cost of revenue	5,641,333	4,364,387

Gross profit	1,078,402	1,751,292

Operating expenses
Selling, general and administrative expenses	750,351	707,953
Research and development expenses	103,431	92,876
Depreciation and amortization	69,785	71,095

Total operating expenses	923,567	871,924

Income from operations	154,835	879,368

Other expense
Interest expense, net	7,868	4,162

Net income before income tax expense	146,967	875,206
Income tax expense	58,211	352,441
Net income	$88,756	$522,765

Net income per common share:
Basic	$0.01	$0.09
Diluted	$0.01	$0.09

Weighted average number of common shares outstanding:
Basic	6,839,560	5,800,000
Diluted	6,950,155	5,836,607

S&W SEED COMPANY
(A NEVADA CORPORATION)
ITEMIZED RECONCILIATION BETWEEN NET INCOME AND NON-GAAP ADJUSTED EBITDA

	Three Months Ended
	September 30,
	2012	2011

GAAP Net income	$88,756	$522,765

Depreciation and amortization	69,785	71,095

Non-cash stock based compensation	90,831	24,320

Interest expense, net	7,868	4,162

Income tax expense	58,211	352,441

Non-GAAP ADJUSTED EBITDA	$315,451	$974,783

S&W SEED COMPANY
(A NEVADA CORPORATION)
CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2012	2012
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$8,652,433	$8,235,495
Accounts receivable, net	6,069,461	2,716,985
Inventories	8,273,667	6,116,785
Prepaid expenses and other current assets	96,374	138,236
Deferred tax asset	158,277	215,688
TOTAL CURRENT ASSETS	23,250,212	17,423,189

Property, plant and equipment, net of accumulated depreciation	7,855,043	2,441,186
Other intangibles, net	647,999	606,653
Crop production costs	1,358,160	1,098,292
Deferred tax asset - long term	464,375	464,375
TOTAL ASSETS	$33,575,789	$22,033,695

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$6,773,250	$1,141,162
Accounts payable - related party	250,437	307,589
Accrued expenses and other current liabilities	170,711	454,512
Current portion of long-term debt	153,776	-
TOTAL CURRENT LIABILITIES	7,348,174	1,903,263

Long-term debt, less current portion	2,455,010	-

TOTAL LIABILITIES	9,803,184	1,903,263

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $0.001 par value; 50,000,000 shares authorized;
7,473,000 issued and outstanding at September 30, 2012; 6,873,000
issued and outstanding at June 30, 2012	7,473	6,873
Additional paid-in capital	23,349,793	19,796,976
Retained earnings	415,339	326,583
TOTAL STOCKHOLDERS' EQUITY	23,772,605	20,130,432
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$33,575,789	$22,033,695

S&W SEED COMPANY
(A NEVADA CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$88,756	$522,765
Adjustments to reconcile net income (loss) from operating activities to net cash provided by (used in) operating activities
Stock-based compensation	90,831	24,320
Change in allowance for doubtful accounts	-	(3,587)
Depreciation and amortization	69,785	71,095
Changes in:
Accounts receivable	(3,352,476)	(4,292,112)
Inventories	(2,156,882)	(111,040)
Prepaid expenses and other current assets	41,862	(44,534)
Crop production costs	(259,868)	(334,557)
Deferred tax asset	57,411	313,929
Accounts payable	5,632,088	3,638,013
Accounts payable - related party	(57,152)	1,014,080
Accrued expenses and other current liabilities	(283,801)	(86,618)
Net cash provided by (used in) operating activities	(129,446)	711,754

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(5,467,488)	(93,400)
Acquisition of customer list	-	(165,000)
Acquisition of germ plasm	(57,500)	-
Net cash used in investing activities	(5,524,988)	(258,400)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from sale of common stock	3,462,586	-
Borrowings of long-term debt	2,625,000	-
Repayents of long-term debt	(16,214)	-
Net cash provided by financing activities	6,071,372	-

NET INCREASE OR (DECREASE) IN CASH	416,938	453,354

CASH AND CASH EQUIVALENTS, beginning of the period	8,235,495	3,738,544

CASH AND CASH EQUIVALENTS, end of period	$8,652,433	$4,191,898